UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                    THE SECURITIES AND EXCHANGE ACT OF 1934

          Date of report (Date of Earliest Event Reported: (08-17-01)


                     GENERAL MOTORS ACCEPTANCE CORPORATION
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              (Exact name of registrant specified in its charter)

                                    Delaware
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         (State or other jurisdiction of incorporation or organization)

              1-3754                            38-0572512
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       (Commission File No.)         (I.R.S. Employer Identification No.)

              200 Renaissance Center, Detroit, Michigan 48265-2000
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                                  313-665-6266
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              (Registrant's telephone number, including area code)

ITEM 5.   OTHER EVENTS


                  S & P and Moody's Places GMAC on CreditWatch


On August 17, 2001, Standard & Poor's placed its ratings on General Motors Corp.
(GM) and its related entities on CreditWatch with negative implications. Included in the CreditWatch placement is the finance unit, General Motors Acceptance Corp.

Excerpts from that announcement follows:

The CreditWatch placement reflects Standard & Poor's heightened concern about the long-range profit potential of the automaker. To date this year, automotive demand in their core North American market has been far stronger than previously assumed. Yet, price competition has intensified dramatically, and the company has experienced substantial market share erosion. At the same time, their efforts to reduce costs have been inadequate to offset these adverse developments. Hence, their profitability in North America has deteriorated significantly - boding ill for their financial performance if a cyclically weaker market environment were to unfold. Moreover, given the ongoing proliferation of competing product entries, the company faces the prospect of diminished earnings contributions from their sport utility vehicles and pickup trucks, which have accounted for a disproportionately large share of overall profits.

General Motors has made significant gains in labor productivity in recent years, and has recently enjoyed a measure of success with certain important new sport utilities and pickups. However, GM continues to be burdened by an overly complex brand structure and product mix, and by a legacy of lackluster styling.

GM is diversified geographically, however, their non-North American automotive operations are presently not meaningful contributors to earnings or cash flow, and this is likely to remain the case for the next few years. GM's European operations have generated heavy losses since mid-2000, and management has indicated that an extensive restructuring plan is currently being developed. The economic environment in Latin America is deteriorating, and this will likely preclude further recovery of the important Brazilian market. Moreover, certain underperforming affiliates -- Isuzu Motors Ltd. (49% owned by GM) - are also having a negative impact on results.

Weaker operating cash flow, coupled with acquisitions and distributions to shareholders of the past two years, have resulted in a significant reduction in the liquidity position of GM. GM may be able to monetize its approximately 30% ownership interest in Hughes Electronics Corp., which it is currently in negotiations to sell. Still, overall financial flexibility remains above average. If their commercial paper ratings were downgraded to 'A-2' from 'A-1', which would likely occur along with any lowering of their long-term ratings, Standard & Poor's expects that GM would be able to make any necessary adjustments to their funding approaches. Indeed, the company has already acted this year to reduce their reliance on commercial paper borrowings.

As part of its review, Standard & Poor's intends to meet with the management of the company, to reassess their strategies for coping with present business challenges, and for maintaining financial flexibility. Standard & Poor's expects to resolve this review by late October.

RATINGS PLACED ON CREDITWATCH WITH NEGATIVE IMPLICATIONS:

General Motors Acceptance Corp.
  Corporate credit rating                   A
  Short-term corporate credit rating        A-1
  Senior unsecured debt                     A
  Commercial paper                          A-1

In addition, Moody's Investors Service also reviewed the A2 long-term and Prime-1 short-term ratings of both GM and GMAC for possible downgrade.

Excerpts from that announcement follows:

GMAC's ratings are closely linked with GM's given the interrelationship and business ties between the two companies. GMAC's principal franchise is to support the sales of GM vehicles by providing dealer and retail financing.
GMAC's subsidiaries are also key players in the residential and commercial mortgage markets. In addition, to analyzing the overall credit impact of GM's position through this challenging market, the review of GMAC will address the finance company's operating and financial position going forward.

Moody's believes that GMAC is a well-managed, prudently-positioned finance company, with demonstrated funding flexibility to support both its debt-paying ability and its ongoing business operations through market stresses. According to the rating agency, the finance company has investor acceptance in many of the most liquid structured finance markets, and has demonstrated the ability to shift debt-composition profile. Moody's review will also evaluate how GMAC will be pressured by weakness in the auto market: the borrower quality mix may have peaked, GM's new car volumes and pricing are suffering, and the residual valuations on off-lease vehicles have been declining.